Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 12, 2013, relating to the consolidated financial statements and financial statement schedule of Maxim Integrated Products, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, included in the Annual Report on Form 10-K of the Company for the year ended June 29, 2013, and to the use of our reports dated August 12, 2013, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
August 12, 2013